Exhibit 99.1

NEWS RELEASE

Contact:

Danny Hernandez

202-264-7143

Danny.j.hernandez@hii-co.com

HII Elects Craig Faller to Board of Directors

NEWPORT NEWS, Va., (Oct. 5, 2023) — HII (NYSE: HII) announced today that Adm. Craig S. Faller (U.S. Navy, Ret.) was elected to the company’s board of directors, effective Oct. 3, 2023.

Faller retired from the Navy in 2021 following 38 years of service. Serving most recently as commander of the U.S. Southern Command (SouthCom), in which he was responsible for building U.S. military partnerships with Latin American and Caribbean security forces. Under his leadership, the SouthCom team responded to complex security challenges, including transnational criminal organizations, the Venezuela crisis, the global pandemic and the 2021 Haiti earthquake.

“We are proud to welcome Craig to the Board of HII,” said Kirk Donald, chairman of the board of HII. “His leadership, joint experience and extensive knowledge of national security will make him an integral part of the board’s role in growing the value of the company and strengthening HII’s relationship with customers. I look forward to Craig joining our team of directors.”

Before commanding SouthCom, Faller served as senior military assistant to the secretary of defense, chief of legislative affairs for the Navy, and director of operations for the U.S. Central Command. Serving in varying positions throughout his military career, he operated in the Middle East and in the Pacific, as well as led the Navy’s recruiting organization. At sea, as a nuclear-trained surface warfare officer, Faller held command positions aboard two cruisers and was in charge of an aircraft carrier strike group.

After retiring from the Navy, Faller joined the board of trustees at CNA, the board of directors of Viken Detection, the advisory boards of Sigma Defense Systems, PayCargo, Excelerate Energy, and Penn State Applied Research Laboratory. He is also a Distinguished Fellow at the Atlantic Council and a Senior Fellow at the National Defense University and at Florida International University.

Faller is a 1983 graduate of the U.S. Naval Academy and holds a Bachelor of Science degree in systems engineering. He also holds a master’s degree in national security affairs from the Naval Postgraduate School.

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About HII

HII is a global, all-domain defense provider. HII’s mission is to deliver the world’s most powerful ships and all-domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

As the nation’s largest military shipbuilder, and with a more than 135-year history of advancing U.S. national security, HII delivers critical capabilities extending from ships to unmanned systems, cyber, ISR, AI/ML and synthetic training. Headquartered in Virginia, HII’s workforce is 43,000 strong. For more information, visit:

•	HII on the web: https://www.HII.com/

•	HII on Facebook: https://www.facebook.com/TeamHII

•	HII on Twitter: https://www.twitter.com/WeAreHII

•	HII on Instagram: https://www.instagram.com/WeAreHII